EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF DESIGNATIONS OF
                           SERIES E-1 PREFERRED STOCK
                                       OF
                                   CADIZ INC.


         CADIZ INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That on October 22, 2001, the Certificate of Designations of Series E-1 Preferred Stock of the Corporation was filed in the Office of the Secretary of State of Delaware;

         SECOND: That on November 4, 2002, at a meeting of the Board of Directors of the Corporation, the following resolutions were duly adopted:

         RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation and its stockholders that the Certificate of Designations of Series E-1 Preferred Stock of the Corporation (the "Series E-1 Certificate of Designations") be amended as follows:

         1. The first sentence of Section 5 of the Series E-1 Certificate of Designations (entitled "CONVERSION") is hereby amended and restated to read in its entirety as follows:

                  "Each share of Series E-1 Preferred Stock shall be convertible into shares of Common Stock both (i) at the option of the holder thereof at any time following issuance, and (ii) at the option of the Corporation provided that: (A) the Corporation converts all shares of Series E-1 Preferred Stock outstanding and that (B) the closing bid price for the Corporation's Common Stock for any thirty consecutive trading day period ending not more than five
(5) trading days prior to submission of notice of conversion has exceeded $10.50 (the "Mandatory Conversion Minimum")."

         2. The third sentence of Section 5 of the Series E-1 Certificate of Designations (entitled "CONVERSION") is hereby amended and restated to read in its entirety as follows:

                  "The Conversion Price shall be equal to $5.25, subject to adjustment as set forth in this Certificate of Designations."

         3. Paragraph (a) of Section 7 of the Series E-1 Certificate of Designations (entitled "MANDATORY REDEMPTION") is hereby amended and restated to read in its entirety as follows:

                  "(a) The Corporation shall redeem on July 16, 2006, and not prior to said date (the "Redemption Date") all shares of Series E-1 Preferred Stock outstanding as of such date from any source of funds legally available therefor."

         THIRD:   That all  of  the  holders  of the  Corporation's  Series  E-1
Preferred Stock have consented in writing to the aforesaid amendment.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, CADIZ INC., has caused this Certificate to be signed by Stanley E. Speer, its Chief Financial Officer, and attested by Jennifer Hankes Painter, its Secretary, this _31_th day of December, 2002.

                                   CADIZ INC.



                                   By:   /s/ Stanley E. Speer
                                        --------------------------------
                                         Chief Financial Officer



ATTEST:



By:    /s/ Jennifer Hankes Painter
      -------------------------------